MIDLAND CAPITAL HOLDINGS CORPORATION

EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                             Three Months Ended
                                                                September 30,
                                                              2001        2000
                                                              ----        ----

Net Income                                                  $164,219    $105,598
                                                            ========    ========

Weighted average common shares outstanding
  for basic computation                                      363,975     363,975
                                                            ========    ========
Basic earnings per share                                    $   0.45    $   0.29
                                                            ========    ========

Weighted average common shares outstanding
  for basic computation                                      363,975     363,975

Common stock equivalents due to dilutive effect
  of stock options                                             4,744       1,920

Weighted average common shares and equivalents
  Outstanding for diluted computation                        368,719     365,895

Diluted earnings per share                                  $   0.45    $   0.29